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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Joint Registration Statement on Form S-3 and the related Prospectus of Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) for the registration of 1,824,402 shares of paired common stock of the Companies and to the incorporation by reference therein of our report dated March 5, 1997 with respect to the Financial Statements of NorthCoast Hotels, L.L.C. included in Patriot American Hospitality, Inc.'s 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


                             /s/ ERNST & YOUNG LLP
Seattle, Washington
February 9, 1998